As filed with the United States Securities and Exchange Commission on September 1, 2020

Registration No. 333-230268

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-230268

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WHITING PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-0098515
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Lincoln Street, Suite 4700

Denver, Colorado 80203-4547

(303) 837-1661

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bruce R. DeBoer

Chief Administrative Officer, General Counsel and Secretary

1700 Lincoln Street, Suite 4700

Denver, Colorado 80203-4547

(303) 837-1661

(Name, address and telephone number, including area

code, of agent for service)

Copy to: Benjamin F. Garmer John K. Wilson Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5306 (414) 271-2400

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) is being filed by Whiting Petroleum Corporation (“Whiting”) to deregister all securities unsold under the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Whiting with the Securities and Exchange Commission:

•

Registration Statement No. 333-230268, filed on March 14, 2019, registering an indeterminate number or principal amount of debt securities, guarantees of debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts and stock purchase units.

As previously disclosed, on April 1, 2020, Whiting and certain of its subsidiaries (together with Whiting, the “Company”) commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. The Company’s Chapter 11 Cases are jointly administered under the caption In re Whiting Petroleum Corporation, et al., Case No. 20-32021.

As a result of the Chapter 11 Cases, Whiting has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by Whiting in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, Whiting hereby removes from registration by means of this Post-Effective Amendment all of such securities registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and Whiting hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on September 1, 2020. No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-3 in reliance upon Rule 478 under the Act.

WHITING PETROLEUM CORPORATION

By:	/s/ Bruce R. DeBoer
Bruce R. DeBoer
Chief Administrative Officer, General Counsel and Secretary

S-1